Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion of our report dated April 10, 2007 on the balance sheet of Natural Innovative Renewable Energy, LLC (a development stage company), f/k/a Northwest Iowa Renewable Energy, LLC, as of September 30, 2006 and the related statements of operations, changes in members’ equity, and cash flows for the nine month period then ended, the period from inception (June 6, 2005) to December 31, 2005 and the period from inception to September 30, 2006 in the Pre-Effective Amendment No. 3 to the Form SB-2 Registration Statement of Natural Innovative Renewable Energy, LLC f/k/a Northwest Iowa Renewable Energy, LLC dated on or about September 13, 2007 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.
/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
               Certified Public Accountants
Minneapolis, Minnesota
September 13, 2007